Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 3, 2024, except for the effects of the June 2024 reverse stock split discussed in Note 1 and the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is March 31, 2025, relating to the financial statements, which appears in the Registration Statement on Form S-1 (No. 333-289337) of Velo3D, Inc. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-289337) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 19, 2025